Arrow Reverse Cap 500 ETF

a series of

Arrow Investments Trust

Change in Registrant’s Independent Public Accountant

(i) Effective May 24, 2021, the Reverse Cap Weighted U.S. Large Cap ETF (the “Predecessor Fund”) reorganized into Arrow Reverse Cap 500 ETF (the “Fund”), a newly created series of Arrow Investments Trust (the “Trust”) (the “Reorganization”). Cohen & Company, Ltd. (“Cohen”), served as independent registered public accounting firm to the Predecessor Fund, and prepared audit reports for the Predecessor Fund for the fiscal year ended September 30, 2019 and September 30, 2020.

(ii) At a meeting of the Audit Committee and Board of Trustees of the Trust held on March 22, 2021, the Audit Committee and the Board of Trustees engaged BBD, LLP (“BBD”) as the independent registered public accounting firm for the Fund for the Fund’s first fiscal period ending July 31, 2021.

(iii) The report of Cohen on the financial statements of the Predecessor Fund for the fiscal years ended September 30, 2019 and September 30, 2020 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

(iv) During the Predecessor Fund’s fiscal years ended September 30, 2019 and September 30, 2020 and through May 24, 2021 (1) there were no disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to Cohen’s satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their report on the Predecessor Fund’s financial statements for such period and (2) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

(v) During the Predecessor Fund’s fiscal years ended September 30, 2019 and September 30, 2020 and through May 24, 2021, neither the Predecessor Fund nor anyone on behalf of the Predecessor Fund consulted BBD on items that: (1) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Predecessor Fund’s; or (2) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

October 8, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Arrow Investments Trust (Arrow Reverse Cap 500 ETF)

File no. 811-22638

Dear Sir or Madam:

We have read Exhibit 99, ACCT of Form N-CSR of Arrow Reverse Cap 500 ETF, a series of Arrow Investments Trust, dated October 8, 2021, and agree with the statements concerning our Firm contained therein.

Very truly yours,

COHEN & COMPANY, LTD.

C O H E N & C O M P A N Y , L T D ..

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board